Project Cheeseburger Discussion Materials January 9, 2006 CONFIDENTIAL Exhibit C.3

Confidential Material
The following pages contain material provided to the Board of Directors of Cheeseburger (the “Company”) by Citigroup Global Markets Inc.
(“Citigroup”) in connection with the proposed transaction involving Cheeseburger.  The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of Cheeseburger and not with a view toward public disclosure under any securities laws or otherwise.  The information contained in this material was obtained from Cheeseburger and other sources.  No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future.  In preparing this material, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of Cheeseburger that it is not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup.  This material was not prepared for use by readers not as familiar with Cheeseburger as the Board of Directors of Cheeseburger and, accordingly, neither Cheeseburger nor Citigroup nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of Cheeseburger.  This material is necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of the material.  Citigroup does not have any obligation to update or otherwise revise the accompanying material.

Sponsor Profiles
None found None found Public Company
Acquisitions
Acquired restaurant assets and operations of 35 IHOP
restaurants in Texas from IHOP’s largest franchisee, as
well as rights to develop an additional 31 restaurants in
East Texas
Revenues: $35 - $750 million, EBITDA: $5 - $100 million,
Equity Investment: $5 - $125 million
Will only acquire companies in partnership with existing or
identified management teams
Restaurant, Retail, Manufacturing / Distribution, Gaming /
Leisure, Healthcare (facilities based)
Not disclosed
Seeks to acquire and grow companies in a variety of
industries with up to $750 million in sales
Targets investments that will benefit from both Argonne’s
capital resources and its expertise in site selection,
development and financing of real estate assets
Argonne partners with existing or identified management
teams and prefers to acquire majority interests in cash
flow positive companies
$550mm energy fund
Recently launched a new fund
Other fund sizes not disclosed
Fund Size
Multiple deals involving energy / pipeline assets, including:
Recent private placements in MarkWest Energy,
Crosstex Energy and Pacific Energy Partners
Invested $17 million in Sports Club Company, an operator
of fitness clubs, via private placements
Recent Deal Experience
Private equity group typically makes minority investments
ranging from $2 - $20 million
“Stated” Deal Size / Target
Primarily energy / pipeline related Industry Focus
Manages approximately $4.8 billion in alternative
investments, including private structured investments,
absolute rate of return investing, and both control and
non-control private equity investments
Private equity group assists growth companies by
financing their expansion plans, typically making minority
investments of $2 million to $20 million
Flexible in its level of ownership, but relies on
management teams to execute business strategy
Has completed deals with both public and private
companies in various forms, including secured debt,
convertible debt, as well as convertible, preferred and
direct equity investments
Overview
Source: Public websites and Capital IQ.

Summary of Preliminary Indications
of Interest
Once IOI is executed, termination fee of 3% of
enterprise value will be payable as well as
reimbursement of out-of-pocket expenses
Requests execution of IOI within 5 days (by January
11, 2006)
Requested third party consents to be obtained by
Company no later than February 15, 2006
Available to commence due diligence immediately
Intends to complete due diligence as well as execute a
definitive agreement by February 28, 2006
At least $50 million in equity from Kayne Anderson
Capital Advisors in addition to equity provided by
management and debt financing
Expects key members of management to enter into
mutually acceptable employment and non-compete
agreements concurrent with closing
None disclosed
Price not disclosed in letter, but verbally indicated that
they were aware of and supportive at the $14.50 price
Based on information contained in the OM and
financial projections provided by management
No material adverse change in business, its operations
or capital structure
Valuation Assumptions
States that LOI will contain exclusivity and “no-shop”
provision and “appropriate” termination fee
States that Argonne would be amenable to tender offer
structure, but does not discuss ability to finance the
tender
Expects that management and other officers and
directors will enter into support agreements
Other
Signing of definitive agreement conditioned on
approval of “necessary shareholders”
Approvals / Conditions
Expects to submit a LOI within three weeks
Conduct due diligence for a period of 30 – 60 days
following the execution of the LOI
Negotiate definitive agreement during due diligence
period and execute upon completion
Timing
Combination of equity from management, up to $55
million from Argonne and debt financing
Financing
Expects to draft and execute employment agreements
with existing management prior to signing the definitive
merger agreement
Management/Employees
$14.50 per share (cash) Purchase Price
Argonne Capital Group
(1)
Kayne Anderson Capital Advisors
(2)
(1) Based on Argonne Capital Group letter dated January 6, 2006.
(2) Based on Kayne Anderson Capital Advisors letter dated January 4, 2006.

Overview of Argonne Capital Conversation [In progress. We have called several times, but have not been able to connect with them] 4

Overview of Kayne Anderson Conversation
Transaction would require approval of 3 partner committee
Rick Kayne involved, plans to meet with management in Tampa mid to late this week
Provided limited support of public company acquisition experience; however, indicated that they viewed transaction as reasonably straight forward
Not a buyer at the current market price
Significant amount of work yet to be done, focusing on items such as:
Same store sales growth trends
Unit-level performance (historical and projected)
Health of franchisee network including area development agreements
Forecast unit growth and franchise-ability of concept
Performance of re-opened New Orleans stores through, among other things, monthly analysis
Legal, environmental and regulatory diligence
Review of OM by 4-5 senior professionals
Preliminary review of the data room (not as thorough or exhaustive as they would have liked)
Have not approached financing sources yet
Reviewed GE Capital Franchise Finance indication letter and viewed it to be aggressive (they would likely prefer less leverage at closing)
Familiarity with 2005 and 2006 budgets including the impact of Katrina and Wilma
Received, but have not yet reviewed, merger agreement
Work Completed
to Date
Additional Diligence
Needed
View on Offer Price
Relative to Market
Other

Overview of GE Capital Franchise Finance
Proposal
(1)
Indicated the following:
Reviewed of updated 2005 and 2006 budgets
Conducted limited review of the data room thus far
Has knowledge of the Company as incumbent lender and having reviewed the opportunity with other potential buyers
Indicated ability to complete diligence and provide commitment papers within 30 days; however, this is dependant on speed of sponsor
GE Capital would have the right to invest up to $2.5mm in common or preferred stock or other equity interest
Additional comfort with financial projections
Meet and gain comfort with equity sponsors
In-depth review of data room, particularly same store sales growth, capex and unit level trends
Interviews with top franchisees
Review of real estate and potential for sale leaseback transaction
Indicated the following:
Received greenlight approval from internal committee to provide indicative summary of terms
Committee is familiar with the Company as incumbent lender and having previously discussed the opportunity
Needs to complete diligence and receive final approval before providing commitment letters
Assuming 2005 adjusted EBITDA of $29mm, excluding public company costs
Indicated that if EBITDA is less than $29mm, will likely keep the same leverage multiple of 4.65x
Indicated that could potentially raise leverage if comfortable with sponsor and growth story
$155mm in debt financing of which $135mm will be funded at closing; assumes equity contribution of
$55mm
$20mm Revolver (L + 325); $95mm Term Loan B (L + 325); $40mm Second Lien Term Loan (L + 750)
Summary of Terms
Leverage Levels
and Assumptions
Approvals Received
/ Needed
Diligence Completed
to Date
Additional Diligence
Requested
Other
(1) Based on GE Capital Franchise Finance letter dated January 4, 2005 and discussions with GE Capital Franchise Finance representatives.

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01/03/05 02/03/05 03/03/05 04/03/05 05/03/05 06/03/05 07/03/05 08/03/05 09/03/05 10/03/05 11/03/05 12/03/05 01/03/06
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100
200
300
400
500
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Historical Stock Price Performance
1Q 2Q 3Q
Earnings Announcement:
Announces Strategic
Alternatives Review
4Q
Source: Company press releases and WebRover.
Initial Indications Due
Final Round Bids Due
Mayo Negotiation
Period
Time Period
Between Hurricanes
Katrina and Wilma
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Implied Premiums Analysis
Assumed Price per Share
(Dollars in millions, Except per Share Data)
$14.50 $14.75 $15.00 $15.25 $15.50 $15.75 $16.00
Market Prices      Premium to:
    Pre-Announcement Price (05/13/05) $12.00 20.8% 22.9% 25.0% 27.1% 29.2% 31.3% 33.3%
    Pre November Negotiation Period (11/07/05) 14.49 0.1 1.8 3.5 5.2 7.0 8.7 10.4
    3-Month Average 14.81 (2.1) (0.4) 1.3 3.0 4.7 6.3 8.0
    Current (01/06/05) 15.62 (7.2) (5.6) (4.0) (2.4) (0.8) 0.8 2.4
Current Shares Outstanding 11.463 11.463 11.463 11.463 11.463 11.463 11.463
Shares from Options 2.682 2.682 2.682 2.737 2.737 2.737 2.737
Diluted Shares Outstanding 14.145 14.145 14.145 14.200 14.200 14.200 14.200
Gross Equity Value $205 $209 $212 $217 $220 $224 $227
Less: Proceeds from Options (21) (21) (21) (21) (21) (21) (21)
Net Equity Value $184 $188 $192 $195 $199 $202 $206
Straight Debt 20 20 20 20 20 20 20
Less: Cash (12) (12) (12) (12) (12) (12) (12)
Firm Value (a) $192 $196 $199 $203 $206 $210 $213
EBITDA (b)      Firm Value / EBITDA
2005 Adjusted $27.0 7.1x 7.3x 7.4x 7.5x 7.6x 7.8x 7.9x
2005 Unadjusted 25.3 7.6 7.7 7.9 8.0 8.2 8.3 8.4
Earnings per Share (Diluted)      Price / Earnings per Share
2006 Adjusted Management Case (b)(c) $1.01 14.4x 14.6x 14.9x 15.1x 15.3x 15.6x 15.8x
2006 Wall Street Consensus 1.06 13.7 13.9 14.2 14.4 14.6 14.9 15.1
Note: Projections based on Management estimates.
(a) Balance sheet data projected for fiscal year end 2005.
(b) Includes public company costs of $2.1 million.
(c) Excludes pre-tax unusual items totaling $2.4 and assumes tax rate of 38.4%.
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Illustrative Transaction Sources and
Uses
Sources Uses
Existing Cash
(1)
$10 Purchase of Equity $184
Term Loan B
(2)
95 Refinance Existing Debt 20
Second Lien Term Loan
(2)
40 Estimated Transaction Fees 7
Equity Provided by Management and Sponsor 66
Total Sources $211 Total Uses $211
(1) Assumes minimum cash of $2.0 million.
(2) Implies Debt / 2005 EBITDA of 4.6x and total adjusted debt / 2005 EBITDAR of 5.5x based on EBITDA of $29.1 (excluding public company costs).
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